EXHIBIT99.1

For Immediate Release

Contact: Anne-Marie Hess

Date: March 1, 2007

Phone: (609) 951-6842

E-mail: ahess@pharmanet.com

PHARMANET DEVELOPMENT GROUP REPORTS EARNINGS FROM CONTINUING
OPERATIONS OF $0.19 PER DILUTED SHARE FOR THE FOURTH QUARTER 2006

Non-GAAP net earnings from continuing operations are $0.36 per diluted share for the fourth quarter 2006

Princeton, NJ – March 1, 2007 – PharmaNet Development Group, Inc. (NASDAQ: PDGI), a leading provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today reported GAAP net earnings from continuing operations for its fourth quarter 2006 of $3.5 million ($0.19 per diluted share) and for the full year ended December 31, 2006 of $6.1 million ($0.33 per diluted share).

"The fourth quarter and full year 2006 financial results demonstrate the determination and commitment of the entire management team and all PharmaNet Development Group employees to make continued progress while overcoming the significant challenges of 2006,” commented Jeffrey P. McMullen, president and chief executive officer.

Mr. McMullen added, “While addressing certain events related to its discontinued operations, the Company continued to build an organization and infrastructure that has achieved robust revenue growth, strengthened its cash position and solidified its financing allowing us to continue to build upon the momentum of the early and late stage businesses and 2007 growth in backlog.”

Basis of presentation

Due to the Company's decision to discontinue certain operations in 2006, all financial results for the periods presented reflect the Company's continuing operations only, unless otherwise stated.

To better reflect ongoing operations for investors for the periods presented, adjusted (non-GAAP) results are used throughout this press release and the accompanying tables. The three months ended December 31, 2006 adjusted financial results exclude the following costs: a) a tax valuation allowance of $2.6 million ($0.14 per diluted share) recorded within earnings from continuing operations. The valuation allowance results from the Company's 2006 domestic financial results (which have created U.S. Net Operating Loss (NOL) carry-forwards of approximately $40 million) and short-term projections for the geographic distribution of income and losses which preclude realizing any current tax benefit from certain of the Company’s domestic losses until the Company restores its domestic profitability to utilize its NOLs, b) non-cash amortization ($0.7 million) and c) non-cash compensation expense resulting from the adoption of SFAS 123(R) ($0.1 million).

For the full year 2006, adjusted financial results exclude the following costs: a) an impairment of goodwill related to the Clinical Pharmacology Services (CPS), now named Specialty Pharmaceutical Services ($7.9 million), b) a non-cash financing charge related to the Company’s credit facility ($1.2 million), c) non-cash amortization ($3.0 million), d) a tax valuation allowance of $2.6 million ($0.14 per diluted share) and e) non-cash compensation expense resulting from the adoption of SFAS 123(R) ($1.1 million). The Company adopted SFAS No. 123(R), Share Based Payment, on January 1, 2006.

A reconciliation of GAAP results to adjusted (non-GAAP) results can be found in the unaudited financial tables included in this press release. A further explanation of the reasoning behind the use of non-GAAP financial results can be found at the end of this press release.

Fourth Quarter 2006 Financial Summary

▪

GAAP direct revenue, which does not include reimbursed out-of-pocket expenses, increased 3.3% to $79.1 million in the fourth quarter 2006 compared to $76.6 million in the fourth quarter 2005 primarily due to strong growth in the late stage segment offset by lower direct revenue in the early stage segment. Compared to the previous quarter, fourth quarter direct revenues increased 4.1% sequentially.

▪

GAAP corporate SG&A expenses increased to $4.6 million in fourth quarter 2006 compared to $4.2 million in fourth quarter 2005. Adjusted corporate expenses, which exclude 123(R) expenses and non-recurring legal and professional fees, increased to $4.3 million in the fourth quarter 2006 from $3.5 million in the fourth quarter 2005 primarily due to non-cash amortization of restricted stock units.

▪

GAAP operating margin was 9.4% in the fourth quarter 2006 compared with 12.5% in the fourth quarter 2005. Adjusted operating margin for the fourth quarter 2006 decreased to 10.5% from 13.7% in the fourth quarter 2005 primarily due to lower direct revenues in the early stage segment, continued investment in early stage clinical and laboratory facilities and higher corporate expenses.

▪

GAAP net earnings were $3.5 million ($0.19 per diluted share) in the fourth quarter 2006 compared to $6.1 million ($0.47 per diluted share) in the fourth quarter 2005. Adjusted net earnings for the fourth quarter 2006 were approximately $6.8 million ($0.36 per diluted share) compared to $9.5 million ($0.51 per diluted share) for the fourth quarter 2005 primarily due to lower profits in the early stage segment and increased corporate expenses partly offset by increased profitability in the late stage segment.

▪

The Company’s backlog was $352.7 million at December 31, 2006 compared to $357.0 million at September 30, 2006. Backlog consists of anticipated direct revenue from signed contracts and letters of intent that either have not started or are in process and have not been completed. As of February 28, 2007, the Company’s backlog grew to $417.8 million.

▪

Cash, cash equivalents, and investments in marketable securities at December 31, 2006 were $53.8 million compared to $53.8 million at September 30, 2006 and $37.4 million at December 31, 2005.

▪

Net cash used in continuing operations was $2.6 million. Capital expenditures were $9.6 million (of which $5.8 million was invested in the new Quebec City facility and reimbursed to the Company as part of the sale lease back transaction announced in October 2006), depreciation was $2.8 million and amortization was $0.7 million in the fourth quarter 2006 compared with $6.7 million, $2.7 million and $0.9 million, respectively, in the fourth quarter 2005.

▪

Net Days Sales Outstanding for continuing operations, which include accounts receivable and unbilled services less current and long-term advanced billings, were 34 days at December 31, 2006, reflecting a more normalized level, compared with 23 days at September 30, 2006.

▪

The Company’s effective tax rate in the fourth quarter 2006 was 38.7% compared to 12.3% benefit in the fourth quarter 2005. Excluding the valuation allowance described above, the Company’s effective tax rate would have been a benefit of 5.2% in the fourth quarter 2006.

▪

During the fourth quarter 2006, the Company and its advisors re-evaluated whether the Company would be able to realize the deferred tax asset primarily created by the operations that were discontinued during the second quarter 2006. After completing its analysis, the Company determined that it is unlikely that the deferred tax asset could be realized in the immediate future. As a result, the Company recorded a tax valuation allowance of approximately $2.6 million in continuing operations and $12.7 million in discontinued operations.

For the segment financial results provided below, the Company has excluded an allocation of corporate expenses related to certain adjusted selling, general and administrative ("SG&A") expenses.

Early Stage

PharmaNet Development Group, Inc.’s early stage segment primarily includes the areas of Phase I clinical trials, support services and bioanalytical services.

For the early stage segment, GAAP direct revenue, which does not include reimbursed out-of-pocket expenses, was approximately $30.3 million in the fourth quarter 2006 compared to $34.6 million in the fourth quarter 2005 and $25.9 million in the third quarter 2006. Direct revenues were lower in the fourth quarter 2006 compared with the fourth quarter 2005 due to lower volume and pricing. The continued sequential improvement resulted primarily from higher volume through the laboratories.

Early stage segment GAAP operating margins decreased to 17.3% in the fourth quarter 2006 compared to 26.8% in the fourth quarter 2005. Early stage segment adjusted operating margins decreased to 17.7% in the fourth quarter 2006 compared to 27.4% in the fourth quarter 2005 primarily due to lower direct revenues.

The backlog for the early stage segment increased to $43.1 million from $37.6 million reported at September 30, 2006 due to improving visibility in new generic, Phase I and bioanalytical business. As of February 28, 2007, the early stage backlog is $40.5 million.

The construction plan is on schedule for the new Quebec City facility that will replace the two existing facilities that comprise Anapharm headquarters. Approximately 90% of the building and tenant improvements are completed. The Company expects to begin occupying the facility during March 2007 and complete the move by the end of May 2007.

The Company is completing the leasehold improvements at its Toronto site which will house clinical facilities. Currently, these improvements are expected to be completed by early April 2007. The Company expects to open the Toronto facility mid-year 2007.

Capital expenditures for the Quebec City facility were $5.8 million in the fourth quarter 2006 and $13.3 million for the full year (these amounts have been reimbursed to the Company through the sale lease back transaction). The Company plans to invest approximately $2.1 million (which will not be reimbursed) in 2007 to complete the fit out of the facility.

Effective January 1, 2007, the Company will begin reporting its Specialty Pharmaceutical Services business in the late stage segment rather than the early stage segment. Direct revenues were approximately $3.7 million in 2006.

Late Stage

PharmaNet Development Group, Inc.’s late stage segment primarily conducts Phase II through IV clinical trials, data management and biostatistics, medical and scientific affairs, regulatory affairs and submissions, and provides software tools and services for use in clinical trials.

For the late stage segment, GAAP direct revenue, which does not include reimbursed out-of-pocket expenses, were $48.8 million in the fourth quarter 2006 compared to $41.9 million in the fourth quarter 2005.

Late stage segment GAAP operating margins were 13.9% in the fourth quarter 2006 compared to 10.8% in the fourth quarter 2005. Late stage segment adjusted operating margins were 15.0% in the fourth quarter 2006 compared to 12.5% in the fourth quarter 2005 primarily due to higher volume.

The backlog for the late stage segment was $309.6 million at December 31, 2006 compared to $319.4 million at September 30, 2006. As of February 28, 2007, the late stage backlog was $377.3 million.

Full Year 2006 Financial Summary

▪

Full year 2006 GAAP direct revenue, which does not include reimbursed out-of-pocket expenses, increased 12.2% to $302.4 million compared to $269.6 million in 2005 primarily due to strong growth in the late stage segment offset by lower direct revenue in the early stage segment.

▪

GAAP corporate SG&A expenses increased to $21.0 million in 2006 compared to $12.3 million in 2005 primarily due to additional professional, legal and accounting fees ($3.0 million), non-cash compensation expense resulting from the adoption of SFAS 123(R) ($1.1 million), 2005 management bonuses not paid out ($1.0 million), amortization of RSUs ($2.0 million) and additional insurance, travel expense and salaries ($1.7 million).

▪

GAAP operating margin was 4.3% in 2006 compared with 11.1% in 2005. Adjusted operating margin for 2006 decreased to 8.3% from 12.5% in 2005 primarily due to lower direct revenues in the early stage segment, continued investment in early stage clinical and laboratory facilities and higher corporate expenses.

▪

GAAP net earnings were $6.1 million ($0.33 per diluted share) in 2006 compared to $17.2 million ($0.94 per diluted share) in 2005. Adjusted net earnings for 2006 were approximately $17.4 million ($0.94 per diluted share) compared to $23.3 million ($1.27 per diluted share) for 2005 primarily due to lower profits in the early stage segment and increased corporate expenses partly offset by increased profitability in the late stage segment.

Discontinued operations

The Company has a remaining $3.3 million balance of expected cash costs relating to discontinued operations for completion of the site clean-up, severance related costs and contracted services. The Company is assessing its options with respect to the sale of the land relating to its discontinued operations.

The Company also recorded a $12.7 million ($0.68 per diluted share) valuation allowance within the loss from discontinued operations, net of tax, to write down the value of certain U.S. non-cash deferred tax assets.

Guidance

For continuing operations in 2007, the Company expects:

▪

direct revenues to be in the range of $334 – $339 million, with approximately one third of the revenues coming from the early stage segment and two thirds of the revenues coming from the late stage segment,

▪

Adjusted EBIT margin to be in the range of 9.5% - 9.8%,

▪

corporate expenses to be approximately $20 – $21 million,

▪

adjusted pre-tax earnings to be in the range of $26 – $28 million,

▪

GAAP fully diluted EPS of $0.93 - $1.08 and adjusted fully diluted EPS of $1.06 – $1.21,

▪

capital expenditures to be in the range of $16 – $18 million, of which $2.1 million will be used to complete the expansion in Quebec City,

▪

depreciation to be in the range of $12 – $13 million,

▪

amortization to be approximately $2.8 million, and

▪

tax rate to be in the range of 15% - 20%.

The Company’s 2007 guidance takes into consideration the impact of the recently recorded valuation allowance on the tax rate and future 2007 diluted earnings per share.

Conference Call and Webcast

A conference call and webcast to discuss fourth quarter and full year 2006 financial results will be held on Thursday, March 1, 2007 at 8:30 a.m., Eastern Time.

Dial-in:

(866) 713-8563 for U.S.

(617) 597-5311 for International

Pass code: 65023741

Dial-in Replay:

(888) 286-8010 for U.S.

(617) 801-6888 for International

Pass code: 53682689

The dial-in replay will be available approximately two hours after the call through Thursday, March 8, 2007.

Webcast:

Please visit www.pharmanet.com and select the investor tab to access the webcast or alternatively, you may click on the following hyperlink:

http://ir.pharmanet.com/phoenix.zhtml?c=124176&p=IROL-Guestbook&UniqueId=1453069&mp=irol-eventdetails&mpdp=EventId~1453069!WebCastId~608399!StreamId~831375&pp=IROL-BasicWebCast&ppdp=EventId~1453069!WebCastId~608399!StreamId~831375&pph=339&ppw=270&rdu=&rdt=&upv=

The archived webcast will be available for approximately thirty

(30) days following the conference call.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, which exclude, among other items, amortization of acquisition-related intangible assets, non-recurring charges related to financing, non-cash compensation expense resulting from SFAS 123(R) and non-cash impairment charges. PDGI excludes these items from the non-GAAP financial measures because they are outside of its operations and are a useful indicator, which allows management to monitor PDGI’s underlying business performance.

Non-GAAP results also allow investors to compare the reported GAAP results and the non-GAAP First Call consensus estimate and to compare the Company’s operations against the financial results of other companies in the industry. The non-GAAP financial measures included in this press release should not be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release, and can also be found on the Company’s website.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, a global, drug development company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug, and medical device industries. The Company offers clinical-development solutions including early and late stage consulting services, Phase l clinical studies and bioanalytical analyses, and Phase Il, III and IV clinical development programs. With approximately 2,200 employees and more than 35 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; the Company's ability to determine its impairment charges and costs of discontinued operations; whether the Company will achieve its estimated value relating to discontinued operations; developments with respect to the SEC's inquiry and securities class action lawsuits and derivative lawsuits; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; its assessment of its effective tax rate and tax allowance; the Company’s financial guidance; the future effective tax rate; our anticipated capital expenditures; our costs associated with compliance of Section 404 of the Sarbanes-Oxley Act; the impact of foreign currency transaction costs and the effectiveness of any hedging strategies that we implement; and the national and international economic climate as it affects drug development operations.

Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which were originally filed as SFBC International, Inc. (NASDAQ: SFCC) and its most recent Quarterly Report on Form 10-Q. The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

PharmaNet Development Group, Inc. and Subsidiaries
Statement of Operations- (Unaudited)
For the Three Months Ended December 31, 2006

	(Unaudited)	(As Revised)
	3 Months	3 Months
	Ended	Ended
	December 31, 2006	December 31, 2005
REVENUE
Direct revenue	79,104,468	76,568,709
Reimbursed out-of-pockets	24,451,526	26,543,635
TOTAL REVENUE	103,555,994	103,112,344
COSTS AND EXPENSES
Direct costs	45,672,200	43,810,787
Reimbursable out-of-pocket expenses	24,451,526	26,543,635
Selling, general and administrative expenses	26,008,738	23,179,905
Impairment of goodwill	-	-
Impairment of long-lived assets	-	-
TOTAL COSTS AND EXPENSES	96,132,464	93,534,327
EARNINGS FROM CONTINUING OPERATIONS	7,423,530	9,578,017
OTHER INCOME (EXPENSE)
Interest income	585,711	196,005
Interest expense	(1,681,962)	(1,672,135)
Foreign exchange transaction loss, net	(339,804)	(170,849)
TOTAL OTHER INCOME (EXPENSE)	(1,436,055)	(1,646,979)
EARNINGS FROM CONTINUING OPERATIONS	5,987,475	7,931,038
BEFORE INCOME TAXES
Income tax (benefit)	2,316,900	(977,718)
EARNINGS FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN JOINT VENTURE	3,670,575	8,908,756
Minority interest in joint venture	173,729	185,546
NET EARNINGS FROM CONTINUING OPERATIONS	3,496,846	8,723,210
Loss from discontinued operations, net of tax	(15,409,221)	(25,249,699)
NET LOSS	(11,912,375)	(16,526,489)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.19	$0.48
Discontinued operations	($0.84)	($1.39)
Net loss	($0.65)	($0.91)
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.19	$0.47
Discontinued operations	($0.83)	($1.35)
Net loss	($0.64)	($0.88)
SHARES USED IN COMPUTING EPS:
Basic	18,438,517	18,247,667
Diluted	18,653,190	18,753,018

PHARMANET DEVELOPMENT GROUP, INC. AND SUBSIDIARIES
Reconciliation of GAAP Operating Margin for Continuing Operations to Non GAAP
Operating Margins for Continuing Operations
For the Three and Twelve Months Ended December 31, 2006 and 2005

	Three Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2006
	2006	2005	2006	2005
DIRECT REVENUE	79,104,468	76,568,709	302,384,611	269,622,415

EARNINGS FROM CONTINUING OPERATIONS GAAP	7,423,530	9,578,017	13,005,918	29,844,155

OPERATING MARGIN GAAP	9.4%	12.5%	4.3%	11.1%

ADD BACK:
FAS 123R expense	149,061	-	1,107,576	-
Amortization of acquisition related intangibles	708,517	901,290	2,982,876	3,932,607
Impairment of goodwill	-	-	7,873,000	-
NON GAAP OPERATING EARNINGS	8,281,108	10,479,307	24,969,370	33,776,762

NON GAAP OPERATING MARGIN	10.5%	13.7%	8.3%	12.5%

Statement of Operations- (Unaudited)
For the Twelve Months Ended December 31, 2006

	(Unaudited)	(As Revised)
	12 Months	12 Months
	Ended	Ended
	December 31, 2006	December 31, 2005
REVENUE
Direct revenue	302,384,611	269,622,415
Reimbursed out-of-pockets	104,570,757	91,883,814
TOTAL REVENUE	406,955,368	361,506,229
COSTS AND EXPENSES
Direct costs	181,556,250	155,900,530
Reimbursable out-of-pocket expenses	104,570,757	91,883,814
Selling, general and administrative expenses	99,949,443	83,877,730
Impairment of goodwill	7,873,000	-
Impairment of long-lived assets	-	-
TOTAL COSTS AND EXPENSES	393,949,450	331,662,074
EARNINGS FROM CONTINUING OPERATIONS	13,005,918	29,844,155
OTHER INCOME (EXPENSE)
Interest income	1,635,771	890,646
Interest expense	(8,114,581)	(12,016,506)
Foreign exchange transaction loss, net	(3,341,930)	(849,108)
TOTAL OTHER INCOME (EXPENSE)	(9,820,740)	(11,974,968)
EARNINGS FROM CONTINUING OPERATIONS	3,185,178	17,869,187
BEFORE INCOME TAXES
Income tax (benefit)	(3,557,552)	153,606
EARNINGS FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN JOINT VENTURE	6,742,730	17,715,581
Minority interest in joint venture	690,527	552,401
NET EARNINGS FROM CONTINUING OPERATIONS	6,052,203	17,163,180
Loss from discontinued operations, net of tax	(42,076,773)	(12,384,375)
NET (Loss) Earnings	(36,024,570)	4,778,805

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.33	$0.97
Discontinued operations	($2.31)	($0.70)
Net loss	($1.98)	$0.27
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.33	$0.94
Discontinued operations	($2.28)	($0.68)
Net loss	($1.95)	$0.26
SHARES USED IN COMPUTING EPS:
Basic	18,221,418	17,701,810
Diluted	18,447,048	18,356,030

PHARMANET DEVELOPMENT GROUP, INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Earnings for Continuing Operations to Non GAAP
Net Earnings from Continuing Operations
For the Three and Twelve Months Ended December 31, 2006 and 2005

	Three Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2006
	2006	2005	2006	2005

Net earnings from continuing operations GAAP	3,496,846	8,723,210	6,052,203	17,163,180

Add: Impairment of goodwill	-	-	7,873,000	-

Add: Non-recurring charge related to financing	-	-	1,214,306	3,278,279

Add: Non-cash compensation from the	149,061		1,107,576
adoption of SFAS 123R

Add: Non-cash amortization	708,517	901,290	2,982,876	3,932,607

Subtotal	4,354,424	9,624,500	19,229,961	24,374,066

Less: Tax effect of non-GAAP adjustments	221,955	148,348	4,429,204	1,057,778

Add : Tax valuation allowance	2,629,968	-	2,629,968	-

Non-GAAP net earnings	6,762,437	9,476,152	17,430,725	23,316,288

Diluted non-GAAP net earnings per share	$ 0.36	$ 0.51	$ .94	$ 1.27

Number of shares used in computing diluted
non-GAAP earnings per share	18,653,190	18,753,018	18,447,048	18,356,030

Summary of Operations of Early and Late Stage Clinical Development Segments
For the Three and Twelve Months Ended December 31, 2006 and 2005

	Three Months Ended				Twelve Months Ended
	December				December
EARLY CLINICAL DEVELOPMENT	2006	2005		% variation	2006	2005		% variation

Direct revenues	30,283,571	34,630,401		-12.6%	106,975,586	112,093,006		-4.6%

GAAP operating earnings	5,237,538	9,277,492	(1)	-43.5%	4,860,397	24,876,063	(1)	-80.5%

Amortization of intangibles	133,716	226,983		-41.1%	683,675	1,244,341		-45.1%

Non-GAAP operating earnings	5,371,254	9,504,475		-43.5%	5,544,072	26,120,404		-78.8%

GAAP operating Margin	17.3%	26.8%			4.5%	22.2%

Non-GAAP operating margin	17.7%	27.4%			5.2%	23.3%

	Three Months Ended				Twelve Months Ended
	December				December
LATE CLINICAL DEVELOPMENT	2006	2005		% variation	2006	2005		% variation

Direct revenues	48,820,897	41,938,308		16.4%	195,409,025	157,529,409		24.0%

GAAP operating earnings	6,771,250	4,547,140	(1)	48.9%	29,189,705	17,242,117	(1)	69.3%

Amortization of intangibles	574,800	674,307		-14.8%	2,299,200	2,688,266		-14.5%

Non-GAAP operating earnings	7,346,050	5,221,447		40.7%	31,488,905	19,930,383		58.0%

GAAP operating Margin	13.9%	10.8%			14.9%	10.9%

Non-GAAP operating margin	15.0%	12.5%			16.1%	12.7%

(1) Prior year results have been reclassified, to conform to current year treatment, to exclude foreign exchange gain or loss

PHARMANET DEVELOPMENT GROUP, INC. AND SUBSIDIARIES
Selected Consolidated Balance Sheet Information
December 31, 2006 and 2005

The allocation of assets and liabilities between continuing and discontinued operations, in this selected balance sheet information is preliminary and may change upon the company's filing of its from 10-K for the period ended December 31, 2006

	(Unaudited)	(As Revised)
	December 31,	December 31,
	2006	2005
ASSETS

Cash, equivalents and investments in marketable securities	53,754,183	37,413,251
from continuing operations
Cash, equivalents and investments in marketable securities
from discontinued operations	-	1,421,451
Total cash, equivalents, and investments in marketable securities	53,754,183	38,834,702

Accounts receivable from continuing operations	109,187,958	91,446,190
Accounts receivable from discontinued operations	3,572,556	26,425,479
Accounts receivable	112,760,514	117,871,669

Current assets from continuing operations	189,735,483	148,692,703
Current assets from discontinued operations	3,572,556	29,335,006
Total current assets	193,308,039	178,027,709

Fixed assets from continuing operations	68,085,924	48,563,461
Fixed assets held available for sale from discontinued operations	3,286,619	24,701,651
Total fixed assets	71,372,543	73,265,112

Total assets from continuing operations	576,358,562	514,328,567
Total assets from discontinued operations	6,859,175	58,208,529
Total assets	583,217,737	572,537,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities from continuing operations	134,556,549	120,493,672
Current liabilities from discontinued operations	6,144,643	5,940,389
Total current liabilities	140,701,192	126,434,061

Total liabilities from continuing operations	317,907,226	284,315,108
Total liabilities from discontinued operations	6,144,643	5,940,389
Total liabilities	324,051,869	290,255,497

Stockholders' equity	259,165,868	282,281,599

Total liabilities and stockholders' equity	583,217,737	572,537,096

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